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                                                                    Exhibit 10.5

                            TIME BROKERAGE AGREEMENT

     THIS AGREEMENT is made and entered into as of this 8TH day of MAY, 2000 by and between SIMMONS RADIO NEW MEXICO, INC, ("Simmons"), a New Mexico corporation and VANGUARD MEDIA LLC ("Vanguard"), a New Mexico limited liability company, collectively "the parties."

                                    RECITALS

     Simmons operates a group of radio stations in the Albuquerque, New Mexico area. Simmons desires to change the format of its AM station operating on 1600 kHz. to an All-news format to enhance its service to the people of the Albuquerque area, thus increasing its radio audience so as to induce advertisers to purchase advertising time on its group of stations.

     Vanguard has built a new AM broadcast station to serve the Albuquerque radio market. Vanguard desires to maximize Its service to the people of Albuquerque by broadcasting an Adult Standards format similar to that currently broadcast on 1000 kHz., and wishes to make a portion of its available advertising inventory available to Simmons.

     NOW, THEREFORE, to the benefit of both parties, Simmons and Vanguard agree as follows:

     1. Commencing on June 15, 2000, Vanguard will simultaneously broadcast the existing Simmons 1600 kHz, Westwood One Adult Standards programming on


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Vanguard's 1550 kHz. station. During this initial one-week simulcast period, frequent promotional announcements will be broadcast to inform the 1600 kHz. station listeners that the Adult Standards format will be moving to the 1550 kHz. station.

     2. Commencing on June 22, 2000, Simmons will cease broadcasting the Westwood One Adult Standards format on its 1600 kHz. station, and Vanguard will initiate local Adult Standards programming on its 1550 kHz. station on a 24-hour basis. During this second one-week simulcast period, Simmons' 1600 kHz. station will simultaneously broadcast Vanguard's 1550 kHz. station programming, During this second simulcast period, frequent promotional announcements will be broadcast to inform 1600 kHz. station listeners of the new format which will be broadcast on a continuing basis on 1550 kHz.. Additionally, Vanguard will broadcast frequent promotional announcements informing its radio audience of the new All-news format Simmons will be initiating on its 1600 kHz. station.

     3. Commencing on June 29, 2000, the simultaneous broadcast will cease, with Simmons assuming their new All-news format on its 1600 kHz. station, with Vanguard continuing to broadcast its local Adult Standards format on its 1550 kHz. station.

     4. For the term of this agreement, Simmons agrees to purchase a minimum of 500 minutes of commercial inventory on Vanguard's 1550 kHz. station each calendar month for the sum of $2000, such payment shall be due and payable in advance on the first day of each calendar month. Vanguard agrees to sell Simmons additional commercial inventory at a rate of $6 for each additional minute up to 750 minutes and at a rate of $7 for each additional minute up to 1000 Minutes. Should Simmons desire to purchase additional commercial inventory on Vanguard's 1550 Khz. station, Vanguard


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will make every reasonable effort to accommodate such a request at a rate equitable to both parties.

     5. The Simmons commercial inventory on Vanguard's 1550 kHz. station shall be broadcast between the hours of 6 AM and 7 PM, on any day throughout the week. Vanguard shall make every reasonable effort to accommodate Simmons' requests for commercial placement, but reserves the right to limit Simmons' placement of commercial inventory to four minutes in any one hour, and such inventory is not to exceed 52 minutes in any one broadcast day. Simmons shall provide commercials to Vanguard in a produced, ready-for-broadcast form such as .WAV or MP3 digital audio files, audio tape, etc.

     6. Simmons and Vanguard shall cross-promote the 1600 kHz. and 1550 kHz. stations as follows; Prior to the end of each hour, Vanguard shall invite its audience to listen to Simmons' All-news 1600 kHz. station. At the conclusion of the top of the hour news, Simmons shall invite its audience to listen to Vanguard's Adult Standards 1550 kHz. station. Each station shall broadcast similar announcements near the half-hour each hour as well.

     7. For the term of this agreement, Simmons agrees not to broadcast an Adult Standards format on any of its stations within Vanguard's 1550 kHz. station 0.5 mV/m daytime coverage area, nor will Simmons enter into a time brokerage agreement or similar arrangement with any other station to broadcast the Adult Standards format within the Vanguard 1550 kHz, station 0.5 mV/m daytime coverage area.

     8. It is understood and agreed by the parties that in order to comply with FCC Rules and Regulations, Vanguard as Licensee shall have full and absolute control


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of the programming and day-to-day operation of its 1550 kHz. station.

     9. It is the spirit and intent of this agreement that both Simmons and Vanguard will work to the benefit of the other, and to that end, will meet on a quarterly basis to discuss market objectives, sales strategies, and methods to improve the ongoing relationship so as to maximize the benefits for both parties.

     10. This agreement shall inure to the benefit of successors and assigns of the parties.

     11. Simmons and Vanguard covenant that the execution and delivery of this agreement and the performances contemplated hereby have been duly authorized and approved by all necessary corporate action of Simmons, and of the managing members of Vanguard. Simmons and Vanguard have full authority to enter into and to perform this agreement and the actions contemplated hereby. This Agreement constitutes a valid and binding Agreement enforceable in accordance with its terms, except as limited by laws affecting rights and equitable principles generally.

     12. This agreement runs from the date of execution by both parties, and terminates on June 30, 2002. This agreement however is subject to review by both parties on December 31, 2000, June 30, 2001, and December 31, 2001. At that time, either party may elect, with a sixty day notice, to terminate this agreement.

     13. This agreement will be construed according to the laws of the State of New Mexico.

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Agreed to and executed:

SIMMONS MEDIA GROUP, INC.                         VANGUARD MEDIA LLC


BY: /s/ G. Craig Hanson                           By: /s/ Don Davis
   --------------------------                        --------------------------
   G. Craig Hanson                                   Don Davis
   Its: President                                    A Managing Member

Date: 5-12-2000                                   Date: 5-8-2000
     ------------------------                          ------------------------

SIMMONS RADIO NEW MEXICO, INC.                    VANGUARD MEDIA LLC

BY: /s/ Bruce Pollack                             By: /s/ Edward Longhi
   --------------------------                        --------------------------
   Bruce Pollack                                     Edward Longhi
   Its: General Manager                              A Managing Member